EXHIBIT 19.1

GLOBUS MEDICAL, INC. INSIDER TRADING POLICY

with Respect to

Certain Transactions in Company Securities

This document sets forth the policy of Globus Medical, Inc. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities by employees, officers and directors of, and consultants, to the Company (the “Policy”). References in this Policy to the Company’s Insider Trading Compliance Officer mean the person designated by the Company from time to time to act as the contact point and administrator of this Policy.

The Insider Trading Compliance Officer is currently the Company’s Senior Vice President and General Counsel, Kelly Huller.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock, and any other securities the Company may issue from time to time, such as preferred stock, warrants or convertible debentures, as well as to derivative securities relating to the Company’s stock, such as exchange-traded options, whether or not issued by the Company. It applies to all officers of the Company, all members of the Company’s Board of Directors and all employees of, and consultants to, the Company and its subsidiaries who receive or have access to material, nonpublic information (“Inside Information”) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Inside Information from any Insider.

Any person who possesses Inside Information regarding the Company is an Insider for so long as the information is material and not publicly known. Any person can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

It is the policy of the Company to oppose the misuse of Inside Information in securities trading and the unauthorized disclosure of any nonpublic information acquired in the workplace.

1. Trading on Inside Information. No director, officer or employee of, or consultant to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of such information or at such time as such information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the stock exchange or market on which the Company’s stock trades is open for trading.

2. Tipping.  No Insider shall disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading.  Insiders may be subject, in addition to disgorgement of profits (or of losses avoided), to penalties of up to $1,000,000 and up to 20 years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Inside Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Regulatory authorities have imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions.  Directors, officers and employees of, and consultants to, the Company who violate this Policy are subject to disciplinary action by the Company, which may include, but is not limited to, ineligibility for future participation in the Company’s equity incentive plans, termination and/or referral to appropriate law enforcement and regulatory authorities.

Trading Windows and Procedures

1.	Black-Out Period and Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees of, and consultants to, the Company must refrain from conducting transactions involving the purchase or sale of the Company’s securities other than during the following period (the “Trading Window”):

Trading Window: The period in any fiscal quarter commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the 15th day of the third month of the fiscal quarter. If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

The safest period for trading in the Company’s securities, assuming the absence of Inside Information, is generally the first 10 Trading Days of the Trading Window. Periods outside the Trading Window (i.e., the last 15 or 16 days of each fiscal quarter and the period of time from the end of such quarter until the public disclosure of quarterly results) are particularly sensitive periods of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This is due to the fact that officers, directors and certain other persons will, as any quarter progresses, be increasingly likely to possess Inside Information about the expected financial results for the quarter.

The purpose behind the Trading Window is to help establish a diligent effort to avoid any improper transactions. The Company does not sanction trading outside the Trading Window, since the Insider might, at such time, have access to (or later be deemed to have had access to) Inside Information regarding, among other things, the Company’s anticipated financial performance for the quarter.

It should be noted that even during the Trading Window any person possessing Inside Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days. Although the Company may from time to time recommend during a Trading Window that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor”, and all directors, officers and other persons should use good judgment at all times.

From time to time, the Company may recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

2. Margin Accounts and Collateral. Margin accounts authorize brokers to sell stock to cover amounts owed to them. A forced sale could occur at a time when the individual has knowledge of material, nonpublic information about the Company. A similar result can occur when Company stock is pledged as collateral for a loan. Holding stock of the Company in margin accounts or pledging Company stock as collateral for a loan is strongly discouraged. No member of the Company’s Board of Directors nor any officer required to file Forms 3 or 4 pursuant to Section 16 of the Securities Exchange Act of 1934 (each, a “Section 16 Person”) may hold stock of the Company in a margin account or pledge Company stock as collateral for a loan.

3. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of mechanisms, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an individual to continue to own Company stock obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. For these reasons, hedging transactions are strongly discouraged for all employees, and are prohibited for Section 16 Persons.

4. Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of the purchases or sales and, as a result, the broker may execute the transaction when you are aware of material nonpublic information. For this reason, the Company discourages the use of standing or limit orders of Company stock. If you determine that you must use a standing or limit order, it should be of limited duration and should otherwise comply with the restrictions set forth in this Policy.

5. Preclearance of Trades.  The Company has determined that all officers and all directors of the Company, including all persons subject to Section 16, and certain other employees or consultants who are reasonably identified by the Insider Trading Compliance Officer from time to time (collectively, the “Covered Persons”) should refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s mandatory “preclearance” procedures, a copy of which is attached hereto as Exhibit A. Covered Persons should contact the Company’s Insider Trading Compliance Officer prior to initiating any purchase or sale of the Company’s securities. The Insider Trading Compliance Officer will promptly notify orally or in writing each person who is initially designated a Covered Person as of the time of the adoption of this Policy, will promptly notify any additional persons designated thereafter and shall keep a record of such persons at the Company’s headquarters.

6. Individual Responsibility.  Every officer, director and employee of the Company has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. Appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider might, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Insider believes he or she might suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Inside Information relating to other companies, including the Company’s collaborative partners, customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company’s business partners. All employees should treat Inside Information about the Company’s business partners with the same care as is required with respect to information relating directly to the Company.

Definition of Inside Information

“Inside Information,” for the purposes of this Policy, is material, nonpublic information.

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Either positive or negative information may be material. While it might be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

"	Financial results
"	Projections of future earnings or losses
"	News of a pending or proposed merger or acquisition
"	News of the disposition of a subsidiary
"	Impending bankruptcy or financial liquidity problems
"	Gain or loss of a substantial customer or supplier
"	Significant product developments, including meeting or failing to meet milestones
"	Changes in dividend policy
"	New product or service announcements of a significant nature
"	Significant product defects or modifications
"	Significant pricing changes
"	Stock splits or cash or stock dividends
"	New equity or debt offerings
"	Significant litigation exposure due to actual or threatened litigation
"	Major changes in senior management
"	Listing status on an exchange or market

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s equity incentive plans by paying the applicable exercise price in cash (but not the sale of any shares purchased through the exercise of such options) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. The Company does not exempt from this Policy the sale of stock received under the Company’s stock option or other equity incentive plans (pursuant to stock options, restricted stock awards, stock bonuses or otherwise) or any action taken by a participant pursuant to such plans (or awards thereunder) that results in the participant receiving consideration based on the market price of the Company’s stock.

In addition, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, provides affirmative defenses against insider trading claims if the person making the purchase or sale demonstrates that trades were made in compliance with Rule 10b5-1. The Company has prepared 10b5-1 Trading Plan Guidelines setting for the requirements of the rules to assist officers, directors and employees with compliance. These guidelines may be accessed on the Company’s intranet site.

As stated in the 10b5-1 Trading Plan Guidelines, any Insider who wishes to implement a new trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Company’s Insider Trading Compliance Officer. Transactions effected pursuant to a pre-cleared trading plan will not require further preclearance at the time of the transaction if the plan was implemented and administered in compliance with Rule 10b5-1. All such transactions, however, must be reported immediately to the Company’s Insider Trading Compliance Officer.

Additional Information - Directors and Officers

Directors and officers of the Company subject thereto must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. Officers and directors may not purchase and sell (or sell and purchase) the Company’s securities within a six-month period whether or not they had knowledge of any Inside Information at that time. Neither the receipt of an option under the Company’s equity plans, nor the exercise of that option, will be deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer.

EXHIBIT A

GLOBUS MEDICAL, INC. PRECLEARANCE AND COMPLIANCE PROCEDURES

To ensure compliance with the accelerated reporting requirements for reporting insider transactions in equity securities of Globus Medical, Inc. (the “Company”) and to help prevent in advance any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information, we are implementing the following:

1. Our Mandatory Preclearance Procedure. All officers and all directors of the Company, including all persons subject to Section 16, and certain other employees or consultants who are reasonably identified by the Insider Trading Compliance Officer from time to time (collectively, the “Covered Persons”), together with their family members, may not engage in any transaction involving Company securities (including market or private purchases or sales, option exercises, pledges, gifts, contributions to a trust, or any other transfers) without first obtaining preclearance of the transaction from the Company’s Insider Trading Compliance Officer. A request for preclearance should be submitted to the Company’s Insider Trading Compliance Officer at least two days in advance of the proposed transaction. The Company’s Insider Trading Compliance Officer will then determine whether the transaction may proceed and, if so, assist in complying with the new reporting requirements.

Any Covered Person, together with their family members, who wishes to implement a new trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer. The Company has prepared 10b5-1 Trading Plan Guidelines setting for the requirements of the rules to assist Covered Persons with compliance. These guidelines may be accessed on the Company’s intranet site. Transactions effected pursuant to a pre-cleared trading plan will not require further preclearance at the time of the transaction if the plan was implemented and administered in compliance with Rule 10b5-1. All such transactions, however, must be reported immediately to the Insider Trading Compliance Officer.

2. Designated Broker and New Broker Interface Procedures. The reporting of transactions will require tight interface with brokers handling transactions for our insiders. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre- clearance procedures and helping prevent inadvertent violations.

The Company has established a coordinated procedure with Quadrant Executive Wealth of Raymond James (“Raymond James”) for all exercise of options under the Company’s equity compensation plan and for other transactions in the Company’s securities. Officers and directors are required to execute all transactions involving Company stock options through Raymond James and are strongly encouraged to execute other transactions through Raymond James, since they are familiar with the Company’s policies and procedures.

Whether you choose to use our designated broker or your own broker, we will require that you and your broker sign the enclosed Broker Instruction/Representation which imposes two requirements on the broker handling your transaction in Company stock:

(a)	Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without

"	first verifying with the Company that your transaction was pre-cleared, and
"	complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

(b)

To report immediately to the Insider Trading Compliance Officer via telephone and in writing (via e-mail or fax) the details of every transaction involving company stock, including gifts, transfers, pledges and all 10b5-1 transactions.

Please sign and have your broker sign the enclosed Broker Instruction/Representation Form and return it to us promptly so that we can work out with your broker a coordinated procedure.

3.	Broker-Assisted Cashless Exercises of Options. The Sarbanes-Oxley Act makes it illegal for issuers to extend or maintain credit, or arrange for the extension of credit in the form of a personal loan to any officer or director. In most cashless exercises, there is typically a delay of a few days from the time of exercise to the date the issuer receives the exercise price. Some attorneys have speculated that these arrangements could be deemed an impermissible extension of credit arranged by issuers for their insiders. Consequently, unless and until this issue gets resolved to our satisfaction, we must insist on receipt of cash simultaneous with any issuance of shares pursuant to exercise of an option by an insider. We believe that most brokers can do cashless exercises for you this way.

Any person who has a question about these procedures or its application to any proposed transaction may obtain additional guidance from the Insider Trading Compliance Officer.

4. Certifications. All directors, officers and other employees subject to the procedures set forth in this memorandum must certify their understanding of, and intent to comply with, the procedures set forth in this memorandum. Please return the enclosed certification immediately.

Broker Instruction/Representation

[Name and Address of Broker] Re: Globus Medical, Inc. Ladies and Gentlemen:

As my designated broker for effecting transactions in the common stock of Globus Medical, Inc. (the “Company”), I hereby instruct you to follow the following procedures in connection with executing any trade or other transaction in Company securities on my behalf:

1.	Do not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without

"	first verifying with the Company that the transaction was pre-cleared, and
"	complying with your firm’s compliance procedures (e.g., Rule 144); and

2.

Report immediately to the Company via telephone and in writing (via e-mail or fax) the details of every transaction involving Company stock, including gifts, transfers, pledges and all 10b5-1 transactions.

Company contacts:Primary Contact:

Phone: ( )

Fax: ( ) Email:

Backup Contact:

Phone: ( ) Fax: ( )

Email:

[Signature Page Follows]

Name of Insider

(Signature of Insider)

The undersigned broker confirms receipt of this instruction letter and agrees to comply with the terms hereof:

Name of Broker

(Signature of Authorized Signatory for Broker)

Insider Certification

The undersigned, an employee or director of Globus Medical, Inc. (the “Company”), hereby certifies to the Company that:

1.	he or she has received and understands his or her obligations outlined in the Company’s Pre-clearance and Compliance Procedures; and

2.	he or she intends to comply with those procedures.

Name of Insider:

Signature of Insider:

[Signature Page to Insider Certification]